Exhibit 8(s)(3)

Amendment No. 3 to Participation Agreement (Wells Fargo)

AMENDMENT NO. 3

TO

PARTICIPATION AGREEMENT

Amendment No. 3 dated as of May 1, 2013 to the Participation Agreement (the “Agreement”), effective April 8, 2005, between MONUMENTAL LIFE INSURANCE COMPANY (the “Company”), on its own behalf and on behalf of each separate account of the Company identified herein; WELLS FARGO VARIABLE TRUST (the “Trust”); and WELLS FARGO FUNDS DISTRIBUTOR, LLC (the “Distributor”).

WHEREAS, the parties executed an amendment dated February 24, 2012, to add Confidential Information, complying with Massachusetts privacy laws that shall hereafter be referred to as Amendment Number 2 to the Participation Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	A new section, numbered consecutively, is added to the Agreement as follows:

ARTICLE XV

Summary Prospectus

Should the Fund and the Company desire to distribute the prospectuses of the funds within the Fund pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

15.1. For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

15.2. The Fund shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses. If the Fund makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, unless the Parties agree otherwise, the Fund shall, instead of providing the Company with a revised Summary Prospectus, provide the Company with a supplement setting forth the changes in the Rule 497 filing.

15.3. The Fund and/or the Adviser/Distributor shall be responsible for compliance with Rule 498(e).

15.4. The Fund and Adviser/Distributor each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series. The Fund further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

15.5. The Fund and Adviser/Distributor each agree that the URL indicated on each Summary Prospectus will lead policyholders/contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Fund and series’ documents required to be posted in compliance with Rule 498. The Fund shall immediately notify the Company of any interruptions in availability of this Landing Page that last more than 24 hours. Such Landing Page will contain the investment options available under the Agreement.

15.6. The Fund and Adviser/Distributor represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving policyholder/contract owner requests for additional Fund documents made directly to the Fund. The Fund and Adviser/Distributor further represent and warrant that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

15.7. The Company represents and warrants that it will respond to requests for additional fund documents made by policyholders/contract owners directly to the Company or one of its affiliates.

15.8. Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

15.9. If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and Adviser/Distributor will provide the Company with at least 90 days’ advance notice of its intent.

15.10. The Parties agree that the Company is not required to distribute Summary Prospectuses to its policyholders/contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give Adviser/Distributor and the Fund reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

15.11. The Parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Section as applicable.

2.	Existing Article XI of the Agreement is hereby deleted in its entirety and replaced with the following:

ARTICLE XI

Applicability to New Accounts and New Contracts

The parties to this Agreement may revise or supplement the schedules to this Agreement from time to time to reflect, as appropriate, changes in or relating to the Contracts, any Series or Class, additions of new classes of Contracts to be issued by the Company and separate accounts therefor investing in the Trust. Such revisions may be made effective with notice to all parties of the revised schedule. The provisions of this Agreement shall be equally applicable to each such class of Contracts, Series, Class or separate account, as applicable, effective as of the date of amendment of such Schedule, unless the context otherwise requires. The parties to this Agreement may amend this Agreement from time to time by written agreement signed by all of the parties.

3.	Schedule 1 of the agreement is hereby deleted in its entirety and replaced with the attached Schedule 1.

4.	A new paragraph, numbered consecutively, is added to ARTICLE III Representations and Warranties, as follows:

3.6. Fund, Adviser/Distributor and Fund Manager each agree to promptly notify the Company when any underlying fund becomes a commodity pool operator (“CPO”) as defined under the Commodities Exchange Act (“CEA”), and Fund Manager is required to register with the Commodity Futures Trading Commission (“CFTC”) as a CPO with respect to any underlying fund. Until such notification is provided to the Company, Fund and Adviser/Distributor represents and warrants that it is not a CPO, and Fund Manager represents and warrants it is not required to register as a CPO with respect to any underlying fund. Fund, Adviser/Distributor and Fund Manager each represent and warrant that it will at all times comply with the CEA and CFTC rules and regulations to the extent required.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

WELLS FARGO VARIABLE TRUST		WELLS FARGO FUNDS DISTRIBUTOR, LLC

By:	/s/ Andrew Owen	By:	/s/ Randy Henze
Name:	Andrew Owen	Name:	Randy Henze
Title:	Assistant Secretary	Title:	SVP
Date:	May 9, 2013	Date:	May 9, 2013

MONUMENTAL LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	5-13-13

SCHEDULE 1

Revised May 1, 2013

ACCOUNTS

Separate Account VA CC

CONTRACTS

Personal Manager Variable Annuity

Advisor’s Edge Select Variable Annuity

Advisor’s Edge Variable Annuity

FUNDS

WFAVT Discovery FundSM – Class 2

WFAVT Small Cap Value Fund – Class 2